VIA COURIER AND FAX 1-604-632-4678
----------------------------------

June 14, 2004

Dr. Mark O'Dea
President & CEO
Fronteer Development Group Inc.
1640- 1066 West Hastings Street
Vancouver, BC
V6E 3X1, Canada

Dear Mark:

RE:  JOINT FRONTEER-NWT 2004 EXPLORATION COMMITMENTS

This letter will serve to amend the September 26, 2003 Option Agreement ("Option
Agreement") and the December 17, 2003 and January 30, 2004 Amending Agreements,
thereto, entered into between Fronteer Development Group ("Fronteer") and
Northwestern Mineral Ventures Inc. ("NWT") with respect to the Achook, McPhoo,
Conjuror, and Longtom Properties (the "Bear Properties").

1.   We confirm that by way of a letter dated May 25, 2004, Fronteer and NWT have agreed to include the Longtom Property as an "after acquired property"
     in the aforesaid Option Agreement.

2.   We confirm that Fronteer has identified the Longtom Property as the primary target of drilling and exploration activities for the 2004 season.

3.   Fronteer and NWT will jointly and equally fund a drilling and exploration budget of CDN $1.0 million on the Longtom Property for the 2004 season. For greater clarity, NWT will fund $500,000 of drilling and exploration activities on the Longtom Property for the 2004 season, while Fronteer will fund the other $500,000 of drilling and exploration activities. See attached Schedule "A" for the Joint Fronteer-NWT Exploration Budget for
     2004.

4.   Fronteer agrees to incur the first $500,000 of drilling and exploration costs, while NWT will incur the second $500,000 of drilling and exploration costs on the Longtom Property for the 2004 season so that NWT has sufficient time to close a minimum $500,000 flow-through financing.

5.   NWT will forthwith transfer the funds of $500,000 to the law firm of Beach,
     Hepburn, IN TRUST (the "Trust Funds"). The Trust Funds will remain in trust, with the condition that the funds will be returned to NWT's treasury if it successfully completes a minimum of $500,000 flow-through financing by August 1, 2004. If NWT does not complete its minimum $500,000 flow-through financing by August 1, 2004, Fronteer will then be able to make cash calls against the Trust Funds in satisfaction of NWT's drilling and exploration commitments on the Longtom Property as per the Joint
     Fronteer-NWT Exploration Budget for 2004.

6.   NWT's obligation to fund any further exploration activities pursuant to the
     Option Agreement, and including the 2005 exploration season, shall be within the discretion of NWT's management, and the decision to participate in the 2005 exploration season shall be based on the results of the 2004 drilling and exploration activities.

7.   Subject to the above amendments, the Option Agreement and the December 17,
     2003 and January 30, 2004 Amending Agreements, read together, remain unchanged.

If Fronteer is in agreement with the above, please execute a copy of this letter in the space provided and return the executed letter to Northwestern Mineral
Ventures Inc.

                                                                               2

                                    Sincerely,

                                    NORTHWESTERN MINERAL VENTURES INC.
                                    Per:

                                    /s/ Kabir Ahmed

                                    Kabir Ahmed
                                    President & CEO

                                    ACKNOWLEDGEMENT

                                    Fronteer Development Group Inc. agrees to
                                    the above matters as stated in this herein
                                    letter dated 14 June, 2004.

                                    Dated the 14 day of June, 2004.

                                    FRONTEER DEVELOPMENT GROUP INC.
                                    Per:

                                    /s/ Mark O'Dea
                                    -----------------------------
                                    DR. MARK O'DEA President & CEO
                                    I have the authority to bind the
                                    corporation.

                                                                               3